Exhibit 12.1

POST PROPERTIES, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

(Dollars in thousands)

	Nine Months Ended September 30, 2009(1)			Year Ended December 31,
				2008(1)			2007(1)		2006(1)		2005(1)			2004(1)
Earnings:

Income (loss) from continuing operations	$(86,796)			$(95,823)			$103,845		$19,788		$(14,665)			$(48,935)
Minority interest in Post Apartment Homes, L.P. (2)	-			(719)			1,347		235		(1,177)			(342)
Minority interest in consolidated property partnerships	-			395			1,857		257		(239)			(671)
Equity in loss (income) of unconsolidated entities	74,577			(1,224)			(1,556)		(1,813)		(1,767)			(1,083)

Income (loss) from continuing operations before minority interest and equity in loss (income) of unconsolidated entities	(12,219)			(97,371)			105,493		18,467		(17,848)			(51,031)

Add:
Distribution of income from investments in unconsolidated entities	1,325			2,650			2,554		2,713		2,033			1,928
Fixed charges, less preferred distribution requirement of consolidated subsidiaries	53,106			69,774			69,854		71,199		69,641			85,690

Deduct:
Capitalized interest	(9,780)			(12,406)			(11,801)		(9,942)		(2,907)			(1,078)
Minority interest in income of consolidated property partnerships not incurring fixed charges	-			(130)			(1,603)		-		-			-

Total Earnings ( A )	$32,432			$(37,483)			$164,497		$82,437		$50,919			$35,509

Fixed charges and preferred dividends:

Interest expense (3)	$40,174			$52,779			$53,633		$56,721		$61,059			$69,084
Termination of debt remarketing agreement (interest expense) (4)	-			-			-		-		-			10,615
Amortization of deferred financing costs	2,342			3,473			3,297		3,526		4,661			4,304
Capitalized interest	9,780			12,406			11,801		9,942		2,907			1,078
Preferred distribution requirements of consolidated subsidiaries, including redemption costs	-			-			-		-		-			5,590
Rentals (5)	810			1,116			1,123		1,010		1,014			609

Total Fixed Charges ( B )	$53,106			$69,774			$69,854		$71,199		$69,641			$91,280

Preferred dividends, including redemption costs	5,728			7,637			7,637		7,637		7,637			10,041

Total Fixed Charges and Stock Dividends (C)	$58,834			$77,411			$77,491		$78,836		$77,278			$101,321

Ratio of Earnings to Fixed Charges ( A / B )	0.6	x	(6)	(0.5	) x	(6)	2.4	x	1.2	x	0.7	x	(6)	0.4	x	(6)

Ratio of Earnings to Fixed Charges and Preferred Dividends ( A / C )	0.6	x	(6)	(0.5	) x	(6)	2.1	x	1.0	x	0.7	x	(6)	0.4	x	(6)

(1)	Post Properties, Inc. adopted new guidance in ASC Topic 810 (previously SFAS 160) on January 1, 2009. The information in the table above for the years prior to adoption of the new guidance has not been restated. The retrospective adoption of the new guidance would not have a material impact on the Ratio of Earnings to Fixed Charges or the Ratio of Earnings to Fixed Charges and Preferred Distributions for the prior years presented above.
(2)	Post Properties, Inc., through its wholly owned subsidiaries, is the general partner and owns a majority interest in the Operating Partnership which, through its subsidiaries, conducts substantially all of its on-going operations.
(3)	Interest expense includes interest expense of continuing and discontinued operations.
(4)	In 2004, the Company terminated a remarketing agreement related to its $100,000, 6.85% Mandatory Par Put Remarketed Securities due in 2015. In connection with the termination of the remarketing agreement, Post Apartment Homes, L.P. paid $10,615 (interest expense), including transaction expenses. Under the provisions of the remarketing agreement, the remarketing agent had the right to remarket the $100,000, unsecured notes in 2005 for a ten-year term at an interest rate calculated as 5.715% plus Post Apartment Homes, L.P.’s then current credit spread to the ten-year treasury rate. Post Apartment Homes, L.P. re-paid these unsecured notes in 2005.
(5)	For the nine months ended September 30, 2009 and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, the interest factor of rental expense is calculated as one-third of rental expense. Post Properties, Inc. believes these represent appropriate interest factors.
(6)	Post Properties, Inc. would need additional earnings of $20,674 for the nine months ended September 30, 2009 and $107,257, $18,722 and $55,771 for the years ended December 31, 2008, 2005 and 2004, respectively, for the Ratio of Earnings to Fixed Charges to equal 1.0. Post Properties, Inc. would need additional earnings of $26,402 for the nine months ended September 30, 2009 and $114,894, $26,359 and $65,812 for the years ended December 31, 2008, 2005 and 2004, respectively, for the Ratio of Earnings to Fixed Charges and Preferred Dividends to equal 1.0.